Exhibit 99.1

GCI Prices $450 million of New Senior Notes due 2025

Anchorage, Alaska, March 30, 2015 - General Communication, Inc. (Nasdaq: GNCMA) announced today the pricing of $450 million of new 6.875% senior notes due 2025 at an issue price of 99.105% (the “2025 Notes”) to be issued by its wholly-owned subsidiary, GCI, Inc. (“GCI”).  The 2025 Notes will be senior obligations of GCI.  The net proceeds of the offering will be used to fund the tender offer for, or redemption of, GCI’s $425 million aggregate principal amount of outstanding senior notes due 2019 (the “2019 Notes”) and to pay fees and expenses related to the issuance of the 2025 Notes and purchase or redemption of the 2019 Notes.  The offering is expected to close on April 1, 2015 subject to customary closing conditions.

GCI will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”).  The initial purchasers will offer the 2025 Notes only to persons reasonably believed to be Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act.  The 2025 Notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under such laws or applicable exemptions from such registration requirements.

In connection with the offering of the 2025 Notes, GCI will agree, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the 2025 Notes for new registered notes having substantially identical terms as the 2025 Notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 2025 Notes, nor shall there be any sales of 2025 Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and General Communication, Inc. and GCI expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of General Communication, Inc. and GCI, including their most recent Forms 10-Q and 10-K, for additional information about General Communication, Inc. and GCI and about the risks and uncertainties related to their business which may affect the statements made in this press release.

Contact

Tom Chesterman
(907) 868-1585